Exhibit 4.1

AMENDED AND RESTATED REVOLVING CREDIT NOTE

COPY
$	August 14, 2009

FOR VALUE RECEIVED, the undersigned, CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Maker”), hereby promises to pay to COMVEST CAPITAL, LLC, a Delaware limited liability company (“ComVest”), or registered assigns (hereinafter, collectively with ComVest, referred to as the “Payee”), on December 31, 2010 (or sooner by reason of an Event of Default or other mandatory prepayment event in accordance with the Loan Agreement hereinafter described), the principal sum of _______________ ($__________) Dollars or, if less, the aggregate outstanding unpaid principal amount of all Advances made by the Payee to the Maker pursuant to that certain Amended and Restated Revolving Credit Loan Agreement of even date herewith by and between ComVest and the Maker (as same may be amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”), together with interest (computed as hereinafter provided) on any and all principal amounts outstanding hereunder from time to time from the date hereof until payment in full hereof, at the rate of twelve (12%) percent per annum; provided, however, that during the continuance of any Event of Default under the Loan Agreement, the interest rate otherwise applicable hereunder shall be increased by four hundred (400) basis points.  All interest shall be computed on the daily unpaid principal balance hereof based on a three hundred sixty (360) day year, and shall be payable in accordance with the following:

(i)           interest in respect of all periods through and including September 30, 2009 shall accrue but shall not be due and payable in cash except as and when provided in paragraphs (iii) and (v) below;

(ii)           ten (10%) percent of all interest accruing during the period from October 1, 2009 through and including December 31, 2009 shall be due and payable in cash monthly in arrears on the first day of each calendar month commencing November 1, 2009 and continuing through and including January 1, 2010, and the remaining ninety (90%) percent of such accrued interest shall be due and payable in accordance with the following paragraph (iii);

(iii)           all accrued interest described in paragraph (i) above, and the deferred portion of accrued interest described in paragraph (ii) above, shall be due and payable (A) as to ten (10%) percent thereof, on April 1, 2010, (B) as to fifteen (15%) percent thereof, on July 1, 2010, (C) as to thirty-five (35%) percent thereof, on October 1, 2010, and (D) as to the remaining forty (40%) percent thereof, on December 31, 2010;

(iv)           accrued interest in respect of all periods from and after January 1, 2010 shall be due and payable in cash monthly in arrears on the first day of each calendar month commencing February 1, 2010 and upon the maturity of this Note; and

(v)           anything contained in paragraph (iii) above to the contrary notwithstanding, in the event that, at any time and from time to time subsequent to the date of this Note, the Maker or any of its Subsidiaries shall receive any net cash proceeds (gross proceeds minus the reasonable costs and expenses incurred by the Borrower or Subsidiary and directly related to such capital raising) from the issuance of equity securities or from the incurrence of Indebtedness (other than Indebtedness incurred for and promptly applied to the acquisition of capital assets within the limitations of the Loan Agreement), the Maker shall, immediately upon such receipt, be required to prepay, in inverse order of maturity, accrued interest theretofore deferred under paragraphs (i) and (ii) above, in an aggregate amount equal to the lesser of (A) the lesser of fifty (50%) percent of the aggregate amount of such deferred accrued interest or $200,000, or (B) fifty (50%) percent of the total such net proceeds received by the Maker and/or any of its Subsidiaries subsequent to the date of this Note; provided, however, that if, at the time of receipt of any such net proceeds, the amount of accrued interest theretofore deferred under paragraphs (i) and (ii) above is less than such required prepayment amount, then an amount equal to such difference shall be held in reserve and shall be applied, on the first day of the next succeeding calendar month(s) until such reserved amount has been fully applied hereunder, to accrued interest the payment of which would otherwise be deferred in accordance with paragraphs (i) and (ii) above.

The Maker shall have the right, at any time and from time to time, without premium or penalty, to prepay all or any portion of the deferred accrued interest and/or the principal balance of this Note in accordance with the Loan Agreement.  In addition, the Maker shall be required to make principal payments hereunder, without requirement of notice or demand, as and to the extent provided in Sections 2.01(d) and 2.07 of the Loan Agreement.

Unless the Maker shall be otherwise notified in writing by ComVest, all principal and interest hereunder are payable in lawful money of the United States of America at the office of ComVest set forth in the Loan Agreement in immediately available funds.  Payments of principal and/or interest hereunder may be made, at the Payee’s option, by debiting any demand deposit account(s) in the name of the Maker at the Payee (or any agent of the Payee), by collection from any lockbox(es) in respect of the Maker (or any Guarantor) under the Payee’s control, or in such other reasonable manner as may be designated by the Payee in writing to the Maker and in any event shall be made in immediately available funds.  The Maker hereby irrevocably authorizes the Payee to so debit any and all such demand deposit accounts and/or sweep any and all such lockboxes.

The Maker hereby waives presentment, demand, dishonor, protest, notice of protest, diligence and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker.  The Maker hereby further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

This Note is the Revolving Credit Note issued pursuant to the terms of the Loan Agreement and is secured pursuant to the provisions of certain “Security Documents” referred to in the Loan Agreement.  This Note is entitled to all of the benefits of the Loan Agreement and said Security Documents, including provisions governing the payment and the acceleration of maturity hereof, which agreements and instruments are hereby incorporated by reference herein and made a part hereof.  The occurrence and continuance of an Event of Default thereunder shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by the Maker and by the holder hereof.

All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Security Documents or the Loan Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder.  To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Maker and the Payee.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that such laws are superseded by Federal enactments.

The Maker hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Note.  The Maker hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Payee hereunder, provided that this waiver shall not preclude the Maker from pursuing any such claims by means of separate proceedings.  THE MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  The Payee may file a copy of this Note as evidence of the foregoing waiver of right to jury trial.

In the event that the Payee shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Payee for all costs and expenses (including reasonable attorneys fees) which may be incurred by the Payee in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

This Note amends, restates and supersedes in its entirety the Revolving Credit Note dated June 20, 2008 issued by the Maker to ComVest, provided that this Note does not effect a novation of the outstanding obligations under such prior Revolving Credit Note (all of which obligations continue and shall henceforth be evidenced by this Note).

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IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officer as of the date first set forth above.

CLEARPOINT BUSINESS RESOURCES, INC.

By:
Name:
Title: